Exhibit 4.1

Share Certificate

Number of certificate	Number of shares

HAOXI HEALTH TECHNOLOGY LIMITED

COMPANY NUMBER [NUMBER]

This is to certify that [Name] of [Address] is the registered holder of [Number] Class A ordinary shares of [Value] each being [partly paid to the extent of [amount in words][amount in numerals] per share]]/[fully paid][and numbered [number]] in the above-named company, subject to the memorandum and articles of association of the company.

[Transfer date]

Director	Director/ Secretary